Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 20, 2006, relating to the consolidated financial statements and financial statement schedule of Dick’s Sporting Goods, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Dick’s Sporting Goods, Inc. and subsidiaries for the fiscal year ended January 28, 2006.
/s/ Deloitte & Touche LLP
Pittsburgh Pennsylvania
February 12, 2007